Citicorp Mortgage,     Mail Station 313
Inc.                   P.O. Box 790013
                       St. Louis, Missouri
A subsidiary of        63179-0013

Citicorp

                                                                      (LOGO)

March 31, 1998
Investor #6121 and 6123

Attn: Christine A Tincher
Norwest Bank
11000 Broken Land Parkway
Columbia, MD 21044-3562

                              OFFICER'S CERTIFICATE

RE:      Annual Statement as to Compliance:
         Pursuant to SASCOR Servicing Guide

Dear Ms. Tincher:

The activities of Citicorp Mortgage, Inc., performed under the above referenced Servicing Guide during the preceding calendar year, have been conducted under my supervision. Based upon a review of those activities and to the best of my knowledge, Citicorp Mortgage, Inc. has fulfilled all of its obligations under this Servicing Guide.

Citicorp Mortgage, Inc.

By: /s/Patsy M. Barker
Patsy M. Baker, Vice President

By: /s/Timothy Klingert
Timothy Klingert, Investor Reporting Manager